EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) to be filed on or about September 26, 2003 and the related Prospectus of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) for the registration of 8,050,000 shares of its common stock and to the inclusion and incorporation by reference therein of our report dated June 18, 2003, with respect to the financial statements of the Company included in the Registration Statement and the related Prospectus, and incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 2003 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Long Beach, California

September 24, 2003